Exhibit 23.3
Roadrunner Transportation Services Holdings, Inc.
4900 S. Pennsylvania Ave.
Cudahy, Wisconsin 53110

Re:	Registration Statement on Form S-1 for Roadrunner Transportation Services Holdings, Inc. (the “Company”)
To the Board of Directors of the Company:
The undersigned consents to the use and reference to its report in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission and all subsequent amendments thereto. In giving this consent, the undersigned does not hereby admit that it is within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Tavio Headley

Tavio Headley
American Trucking Associations, Inc.
February 26, 2010